Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements (Form S-3, No. 333-236951 and Form S-8, Nos. 333-218561, 333-68694, 333-47672, 333-44702, 333-104922, 333-104933, 333-103679, 333-127630, 333-159796, 333-179181, 333-182198, 333-249859 and 333-204666) of Devon Energy Corporation of our report dated February 17, 2021, relating to the consolidated financial statements of WPX Energy Inc. as of December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019 and 2018 appearing in this Current Report on Form 8-K/A of Devon Energy Corporation.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

February 17, 2021